Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of XWELL, Inc. on Form S-8 (Nos. 333-254508, 333-268004 and 333-264028) and on Form S-3 (Nos. 333-273726, 333-239913, 333-225531, 333-233419 and 333-264026), with respect to our audits of the consolidated financial statements of XWELL, Inc. and Subsidiaries as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022, which report is included in this Annual Report on Form 10-K of XWELL, Inc. for the year ended December 31, 2023.

/s/ Marcum llp

Marcum llp

East Hanover, New Jersey

April 16, 2024